EXHIBIT 23




INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-92082 of Sears Roebuck Acceptance Corp. on Form S-3 of our report dated February 14, 2003, except for Note 5, as to which the date is February 24, 2003, appearing in this Annual Report on Form 10-K of Sears Roebuck Acceptance Corp. for the year ended December 28, 2002.


\s\Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 11, 2003